UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

September 6, 2001
(Date of Report)

ALASKA AIR GROUP, INC.
(Exact name of registrant as specified in its charter)
Commission file number 1-8957

Delaware (State or other jurisdiction of incorporation or organization)	91-1292054 (I.R.S. Employer Identification No.)

19300 Pacific Highway South, Seattle, Washington 98188
(Address of principal executive offices)

(206) 431-7040
(Registrant's telephone number)

ITEM 9. Regulation FD Disclosure

FORWARD-LOOKING INFORMATION

    This report may contain forward-looking statements that are based on the best information currently available to management. These forward-looking statements are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are indicated by phrases such as "will," "should," "the Company believes," "we expect" or any other language indicating a prediction of future events. There can be no assurance that actual developments will be those anticipated by the Company. Actual results could differ materially from those projected as a result of a number of factors, some of which the Company cannot predict or control. For a discussion of these factors, please see Item 1 of the Company's Annual Report on Form 10-K for the year ended December 31, 2000. The Company expressly disclaims any duty to update these projections, and makes no representation as to their continued accuracy in the event it does not provide such updates.

    Provided below are estimates for the third quarter of 2001.

	Forecast Q3	Change Yr/Yr
Alaska Airlines
Capacity (ASMs in millions)	5,068	12.8%
Fuel gallons (000,000)	85.4	8.8%
Cost per ASM excluding fuel (cents)	7.95	(3.2)%

    Our CASM excluding fuel increased over the previous estimate due to a pilot pay increase which was retroactive to June 2001.

Horizon Air
Capacity (ASMs in millions)	598	(1.4)%
Fuel gallons (000,000)	16.1	(7.2)%
Cost per ASM excluding fuel (cents)	16.70	1.6%

    Provided below are capacity (ASMs in millions) estimates for the remainder of 2001.

Alaska Airlines Q4	4,714	7.6%
Alaska Airlines Full Year	18,893	9.1%
Horizon Air Q4	590	4.3%
Horizon Air Full Year	2,306	0.3%

    Our estimated fuel cost per gallon including taxes for July and August 2001 was $0.89 for Alaska and $0.93 for Horizon.

    Provided below are fleet plan estimates for 2001 - 2002.

			Estimated Change During
Operating Fleet Plan		On Hand YE 2000
	Seats		2001	2002
Alaska Airlines
B737-200C	111	8	1
B737-400	138	40
B737-700	120	13	3	2
B737-900	172	—	5	2
MD-80	140	34	(3)	(4)

Total		95	6	0

Horizon Air
Dash 8-100/200	37	40	(8)	(4)
Dash 8-400	70	—	15
F-28	69	22	(16)	(6)
CRJ 700*	70	—	9	5

Total		62	0	(5)

*	The CRJ700s were delayed. Horizon and the manufacturer have reached agreement on a revised delivery plan, and Horizon will receive additional manufacturer support to compensate for the delay.

Signature

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALASKA AIR GROUP, INC. Registrant
Date: September 6, 2001
/s/ BRADLEY D. TILDEN Bradley D. Tilden Vice President/Finance and Chief Financial Officer